Exhibit 10.1

CONSULTING AGREEMENT FOR SERVICES OF INDEPENDENT CONTRACTOR

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of November 16, 2015, (the “Effective Date”) by and between Piper Jaffray & Co., a Delaware corporation (the “Company”), a registered broker-dealer and FINRA member firm, and Michael E. Frazier, an individual (the “Contractor”), as a material inducement to the Company to enter into that certain Securities Purchase Agreement, dated November 16, 2015, by and among the Company, Simmons & Company International, a Texas corporation (together with any successors in interest, “Simmons”), and certain affiliates (the “Purchase Agreement”), pursuant to which the Company has agreed to purchase all of the outstanding equity interests of Simmons& Company International LP, a Delaware limited partnership (the “Purchase”), and in connection with which the Contractor shall receive shares of restricted common stock of Piper Jaffray Companies, a Delaware corporation and the Company’s parent (“Parent”), as a portion of Contractor’s consideration in the Purchase (the “Equity Consideration”). All capitalized terms used but not defined herein shall be defined as in the Purchase Agreement to the extent defined therein.
IT IS AGREED:

1.Contractor Relationship. In accordance with the mutual intentions of the Company and the Contractor, the Contractor hereby agrees to be engaged as and the Company hereby agrees to engage the Contractor as an independent contractor to the Company effective as of the Closing Date. Contractor’s primary point of contact at the Company will be Andrew S. Duff, Chairman and Chief Executive Officer of the Company. All of the terms and conditions of this Agreement shall be interpreted in light of such independent contractor relationship. There is no intention of the parties to create by this Agreement an employer-employee relationship and no such relationship is created hereby.
2.Term. The term of this Agreement shall commence upon the closing of the Purchase (the “Closing Date”) contemplated by the Purchase Agreement, and continue until the one-year anniversary of the Closing Date (the “Initial Term”). The term of this Agreement may be earlier terminated pursuant to paragraph 18 of this Agreement or may be extended by the parties mutually entering into a written agreement extending the length of this Agreement. The period during which Contractor provides services under this Agreement shall be referred to as the “Term.” The date upon which this Agreement terminates or expires pursuant to its term shall be referred to as the “Termination Date.” Notwithstanding any provision in this Agreement to the contrary, this Agreement shall not take effect and shall be null and void, and neither party shall have any obligations under this Agreement if for any reason the Purchase is not consummated.
3.Exclusivity of Services. During the Term, and in consideration of the Company effecting the Purchase, issuing the Equity Consideration to the Contractor and agreeing to hold the Contractor’s registrations and assume supervisory responsibility for the Contractor, and in consideration for the promises and covenants herein, the Contractor agrees that the Contractor shall provide the Consulting Services (as defined below) exclusively to the Company and shall not offer the Consulting Services or any similar services to any other investment bank, broker-dealer, investment advisory services firm, asset manager, or other financial services firm, without receiving prior written approval from the Company. The Contractor agrees that any determination by the Company in response to any such request for approval shall be within the sole discretion of the Company. The Contractor represents and warrants that he has no outstanding consulting agreement or obligation that is in conflict with this (or any other) provision of this Agreement and further represents and warrants that it will not enter into any such conflicting agreement or obligation during the Term. Nothing herein prohibits the Contractor from (i) continuing to sit on the Board of Directors or committees of not-for-profit organizations on which he serves as of the Effective Date of this Agreement, (ii) making investment decisions with respect to the Contractor’s own assets or any other assets of which the Contractor is a custodian, beneficiary, grantor or trustee, or (iii) owning a passive investment interest of no more than five percent in a publicly traded company.
4.Conflict of Interest Prohibited. The Contractor represents and warrants that currently there is no conflict of interest between any of the Contractor’s other activities and the Consulting Services to be provided pursuant to this Agreement. The Contractor covenants and agrees he shall use his reasonable best efforts to ensure that no such conflict shall arise during the Term, but in the event of such a conflict, the Contractor further covenants and agrees that he will notify the Company of any conflict or potential conflict of interest as soon as reasonably practicable and, in any event, within five business days of becoming aware of the conflict or potential conflict.

5.Services. The Contractor shall perform consulting services for and as requested by the Company broadly relating to the ongoing business activities of Simmons and the Company, including but not limited to the provision of investment banking services and strategic advice relating to the business activities and operations of Simmons and the Company, assistance with the transition of client relationships and the marketing and brand awareness of Simmons and the Company, or other services requested by the Company or approved in accordance with this Agreement (the “Consulting Services”).
6.Securities Licenses and Registrations. The Company agrees that during the Term, it shall hold the Contractor’s Series 7, Series 63, Series 24, and Series 79 licenses with the Financial Industry Regulatory Authority (FINRA) and Contractor shall be registered with FINRA as an associated person of the Company. The Contractor agrees and warrants to the Company that he shall promptly advise the Company of any actions or events that require that his Form U-4 be updated.
7.Cooperation. The Contractor agrees to reasonably cooperate with the Company and any of its affiliates, at their cost and expense, in any legal or regulatory matters (including regulatory inquiries that are not formal investigations) brought by or against them or any officers, directors, employees, agents, assigns, insurers, representatives, counsel, administrators, predecessors, successors and shareholders before any court, arbitrator, mediator, regulator government agency or self-regulatory agency. By agreeing to reasonably cooperate with the Company and any of its affiliates in any such matters, the Contractor agrees, among other things, to make himself reasonably available at mutually agreeable dates and times, provide documents within his possession or control, and provide testimony if the Contractor is called to provide it at a deposition, trial or arbitration. The Company will compensate the Contractor at a mutually agreed upon rate.
8.Facilities. The Company and the Contractor acknowledge and agree that the business of Simmons and the Company is highly regulated and that the security of Company-Related Information (as defined below) is critical. As such, the Company shall provide the Contractor with access to office space (including, during the Initial Term, the office that Contractor occupied as an employee of Sigma at the time of the closing of the Purchase), meeting rooms, office services, administrative support, computer and other equipment at the Simmons facility to perform the Contractor’s obligations to the Company under this Agreement. The Company shall provide the Contractor with an e-mail address, a laptop and a mobile device. The Contractor agrees to conduct any and all Company business on the Company’s network so that the Company can meet its regulatory requirements.
9.Payments and Expense Reimbursements. In consideration of the Contractor providing the Consulting Services described herein and his agreement to comply at all times with his obligations under this Agreement, the Company will pay the Contractor a consulting fee in the amount of $100,000 per month, payable on the last day of each month for which Consulting Services have been performed.

During the Term, the Contractor is responsible for paying all ordinary and necessary expenses incurred by the Contractor in providing the Consulting Services, except as specifically provided in this Agreement. The Company shall reimburse the Contractor monthly for travel and other reasonable expenses he incurs in connection with performing the Consulting Services up to a maximum of $60,000 per year. The Contractor shall obtain the prior written approval of the Chief Financial Officer of the Company to obtain reimbursement for any travel or other expenses incurred in excess of $10,000 in any given month. To obtain expense reimbursement, the Contractor shall submit to the Chief Financial Officer of the Company, or his or her designee, an invoice describing the Consulting Services rendered and expenses incurred under this Agreement. The Company shall pay to the Contractor invoiced amounts within thirty (30) days after receipt of each invoice.

The Company shall report these payments to the Contractor on a Form 1099.
10.Contractor Responsible for Own Agents and Employees. All Consulting Services under this Agreement shall be personally provided by the Contractor, and the Contractor may not utilize any agents, employees or subcontractors without the express written consent of the Company. The Company shall have no duty, liability or responsibility, of any kind, to or for (i) the acts or omissions of the Contractor with respect to any matter other than the Consulting Services of the Contractor on behalf of the Company, or (ii) the acts or omissions of any agents, employees or subcontractors that he utilizes or employs in accordance with or in contravention of this paragraph 10, regardless of whether such acts or omissions were committed in connection with providing Consulting Services on behalf of the Company.
11.Contractor Responsible for Taxes and Related Indemnification. The Company will not withhold FICA, income taxes, or any other taxes from the fees due to the Contractor under this Agreement. The Contractor is solely responsible for the payment of any and all taxes that are or may become due from the Contractor with respect to any fees paid to the Contractor by the Company. Without limiting any of the foregoing, the Contractor agrees to accept exclusive liability for the payment of taxes or contributions for unemployment insurance or old age pensions or annuities or social security payments which are measured by the wages, salaries or other remuneration paid to the Contractor or the employees of the Contractor, if any, and to reimburse and indemnify the Company for such taxes or contributions or penalties which the Company may be compelled to pay. The Contractor also agrees to comply with all valid administrative regulations respecting the assumption of liability for such taxes and contributions.
12.Contractor Work Product Owned by Company. All information developed under this Agreement of whatever type during the Term relating to the Consulting Services performed by or on behalf of the Contractor under this Agreement shall be the sole and exclusive property of the Company. The Contractor hereby irrevocably grants, assigns, and transfers to the Company all right title and interest in and to the information developed by the Contractor under this Agreement, including but not limited to, all worldwide copyrights, patents, trade secrets, trademarks, and other intellectual property rights, free of encumbrances. The Contractor shall cooperate with the Company, including executing any documents, required to effectuate this assignment.
13.Confidential Information. The Contractor acknowledges that solely as a result of the Contractor’s relationship with the Company and the performance of the Contractor’s duties, as meted out by the Contractor under this Agreement, the Contractor will have access to and become acquainted with information of a confidential, proprietary and trade secret nature relating to the business, clients, and customers of Simmons, the Company and its or their affiliates that the Contractor has acquired or becomes acquainted with during the Contractor’s employment and/or engagement by the Company, Simmons, and its or their affiliates, including without limitation, any confidential client list, confidential business information, confidential materials relating to the practices or procedures of Simmons, the Company or an affiliate, including, without limitation, the investment advice, methodologies, strategies, business plan and clients lists of Simmons, the Company and its or their affiliates or any other proprietary information of Simmons, the Company or an affiliate (“Company-Related Information”). Company-Related Information shall not include such information which (i) is now or hereafter becomes generally available to the public, so long as the public availability does not arise out of a violation of this Agreement; or (ii) which a third party discloses to Contractor, provided the source of such information was not bound by a contractual obligation of confidentiality to the Company or any other party.
14.Restrictive Covenants. In consideration of the Company effecting the Purchase, issuing the Equity Consideration to Contractor and agreeing to hold the Contractor’s registrations and assume supervisory responsibility for the Contractor, and the Company-Related Information and key relationships to which the Contractor will have access in his performance of Consulting Services under this Agreement, and the other promises and covenants herein, the Contractor agrees not to engage in any Restricted Activities during the Term and the periods following the termination of this Agreement specified below. The Contractor acknowledges and agrees that his violation of this covenant would cause irreparable damage to the Company and that the Company will not have an adequate remedy at law. Therefore, the obligations of the Contractor under this paragraph 14 shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith without proof of actual damages. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which the Company may have under this Agreement or otherwise. For the purpose of this paragraph 14, references to the Company shall include any of the Company’s affiliates.
For the purpose of this Agreement, “Restricted Activities” consist of each of the following:

(i)
during the Term or at any time thereafter, except in connection with the performance of the Contractor’s Consulting Services for the benefit of the Company, use, disclose or misappropriate any Company-Related Information unless the Company or an affiliate consents otherwise in writing;

(ii)
during the Term and during the Applicable Post-Consulting Restricted Period, directly or indirectly, on behalf of the Contractor or any other person (including but not limited to any Talent Competitor (as defined below)), solicit, induce or encourage any person then employed, or employed within the 180-day period preceding the Agreement’s termination, by the Company or an affiliate to terminate or otherwise modify their employment relationship with the Company;

(iii)
during the Term and during the Applicable Post-Consulting Restricted Period, on behalf of the Contractor or any other person (including but not limited to any Talent Competitor (as defined below)), hire, retain or employ in any capacity any person then employed, or employed within the 180-day period preceding the termination of this Agreement, by the Company or an affiliate;

(iv)
during the Term and during the Applicable Post-Consulting Restricted Period, directly or indirectly, on behalf of the Contractor or any other person (including but not limited to any Talent Competitor (as defined below)), solicit or otherwise seek to divert any customer, client or account of the Company or an affiliate away from engaging in business with the Company or an affiliate. For purposes of this subparagraph, “customer, client or account” shall include the following: then-current customers, clients, or accounts of the Company or an affiliate as of the date of the termination of this Agreement;

(v)
during the Term and for 12 months thereafter, without the prior written consent of the Company or an affiliate, (x) become a director, officer, employee, partner, consultant or independent contractor of, or otherwise work or provide services for, a Talent Competitor (as defined below) doing business in the same geographic or market area(s) in which the Company or an affiliate is also doing business, or (y) acquire any material ownership or similar financial interest in any such Talent Competitor;

(vi)	during the Term or at any time thereafter, make disparaging, derogatory, or defamatory statements about the Company or an affiliate in any public forum or media; and

(vii)
during the Term or at any time thereafter, fail to cooperate reasonably with and provide full and accurate information to the Company and its counsel with respect to any matter (including any audit, tax proceeding, litigation, investigation or governmental proceeding) with respect to which the Contractor may have actual knowledge or information, subject to reimbursement for actual, appropriate and reasonable expenses incurred by the Contractor.

For purposes of this paragraph 14, the “Applicable Post-Consulting Restricted Period” means 24 months following any termination of the Consulting Agreement (not including any period of notice provided by the Contractor).
For purposes of this paragraph 14, a “Talent Competitor” means any corporation, partnership, limited liability company or other business association, organization or entity that engages in the investment banking or securities brokerage business including, but not limited to, investment banks, sell-side broker dealers, mergers and acquisitions or strategic advisory firms, merchant banks, hedge funds, private equity firms, venture capital firms, asset managers and investment advisory firms.
Notwithstanding anything to the contrary in the foregoing, nothing in this paragraph 14 shall prevent the Contractor from owning a passive investment interest of no more than five percent in a publicly-traded company.
15.Return of Property and Documents. All documents and other property that come into the Contractor’s possession pursuant to this Agreement, including documents produced or created by the Contractor, shall be and shall remain the exclusive property of the Company. The Contractor shall return or destroy (so long as such destruction is not inconsistent with regulatory requirements and internal documentation requirements) all such documents, including all copies thereof, and other property to the Company upon the Company’s request and upon the Termination Date.
16.Compliance with Company Policies and Procedures. In consideration of the Company agreeing to hold the Contractor’s registrations and allowing the Contractor to become an associated person of the Company, the Contractor will be subject to and agrees to comply with all Company ethics and compliance policies and procedures including but not limited to the following policies (current copies of which have been made available to Contractor prior to the date of this Agreement): the Company’s Code of Ethics and Business Conduct, the Information Barriers Policy, Personal

Trading Policy, and the Firm Employee Family Member Policy (disclosure of Outside Securities Accounts, Outside Business Activities, Outside Board Affiliations and Private Securities Transactions). The Contractor’s individual and immediate family members’ securities accounts must be disclosed and approved by the Company. All trading activity in these accounts must be pre-approved by the Chief Administrative Officer of Investment Banking. In addition, the Contractor will be required to fulfill all Company training requirements as is required for the performance of the Consulting Services hereunder. In addition, the Contractor acknowledges and agrees that current regulations require the Contractor to disclose to the Company any outside business activities and/or outside employment the Contractor is contemplating engaging in during the Term, and all such contemplated outside business activities and/or outside employment shall be subject to the Company’s review and prior approval.
17.Termination by Death or Disability. This Agreement shall automatically terminate as a result of the Contractor’s death or his disability. In the event that the Contractor dies or becomes disabled, the Contractor’s primary beneficiary or his estate will be entitled to receive the payments described in paragraph 9 through the Termination Date and the Equity Consideration shall vest immediately.
18.Termination. The Company may terminate this Agreement for any reason and at any time prior to the Termination Date upon no less than 30 days’ written notice. If the Company exercises its right to terminate the Agreement, any obligation it may otherwise have under this Agreement shall cease immediately; provided that if the Company terminates this Agreement for any reason other than as a result of a Material Contractor Breach, then Company shall be obligated to pay the fees described in paragraph 9 until the end of the Initial Term and the Equity Consideration shall continue to vest in accordance with its terms. If the Company gives notice of its intention to terminate this Agreement as a result of a Material Contractor Breach, and such breach is not cured by the Contractor within 30 days’ prior written notice being provided by the Company to the Contractor of such breach, then the Company may terminate this Agreement and shall have no further obligation to pay the fees described in paragraph 9 from the date the termination becomes effective and the Equity Consideration shall be forfeited. Immediately upon termination of this Agreement for any reason, the Contractor shall offer to resign from all positions then held as a director or officer of the Company or any of its affiliates, with such resignation to be accepted or rejected in the sole discretion of the Company or any of its affiliates and any relevant boards of directors.

The Contractor may terminate this Agreement for any reason and at any time prior to the Termination Date upon no less than 30 days’ written notice. If the Contractor exercises his right to terminate the Agreement, any obligation the Contractor may otherwise have under this Agreement shall cease immediately; provided that if the Contractor terminates this Agreement for any reason other than as a result of a Material Company Breach, then the Company shall have no further obligation to pay the fees described in paragraph 9 from the date the termination becomes effective and the Equity Consideration shall be forfeited. If the Contractor gives written notice of his intention to terminate this Agreement as a result of a Material Company Breach, and such breach is not cured by the Company within 20 days after receipt of such notice, then Contractor may terminate this Agreement and the Company shall be obligated to pay the fees described in paragraph 9 until the end of the Initial Term and the Equity Consideration shall continue to vest in accordance with its terms. Immediately upon termination of this Agreement for any reason, the Contractor shall offer to resign from all positions then held as a director or officer of the Company or any of its affiliates, with such resignation to be accepted or rejected in the sole discretion of the Company or any of its affiliates and any relevant boards of directors.

For the purpose of this paragraph 18, “Material Contractor Breach” shall mean (i) Contractor’s continued failure (other than any such failure resulting from incapacity due to physical or mental illness) to substantially perform the Consulting Services for the Company or an affiliate after written demand for substantial performance is delivered to the Contractor; the Contractor shall be provided thirty (30) days to attempt to remedy the deficiencies identified by the Company or an affiliate in its written demand; (ii) the Contractor’s commission of a felony if such felony is related to the Contractor’s ability to perform the Consulting Services for the Company or affiliate and/or it would reasonably be expected to result in reputational or material financial harm to the Company or an affiliate; (iii) Contractor’s engagement in illegal acts or willful or gross misconduct that materially impairs the Contractor’s ability to perform the Consulting Services for the Company or an affiliate and/or it would reasonably be expected that such illegal acts or misconduct, or the Company’s continued engagement of the Contractor, would result in civil or regulatory liability, or reputational or material financial harm to the Company or an affiliate; (iv) the Contractor’s material violation of any written policy of the Company or an Affiliate; (v) the Contractor’s material violation of any securities law, rule or regulation applicable to the Company;

or (vi) Contractor’s engagement in conduct that would subject Contractor to statutory disqualification pursuant to Section 15(b) of the Exchange Act and the regulations promulgated thereunder.

For the purpose of this paragraph 19, “Material Company Breach” shall mean the Company’s failure to make the payments required under paragraph 9 within 30 days of such payment being due.
19.Independent Contractor Status; No Agency. The Contractor’s relationship to the Company shall be that of an independent contractor. The Contractor’s performance of the Consulting Services shall not entitle Contractor to the benefits that are extended to Company employees, including leave, holidays, insurance (including medical, dental, life, or disability insurance), retirement plans, or any other form of employee benefits. The Contractor shall not act as an executive officer of the Company. The Contractor shall have no authority or right, express or implied, to assume or create any obligation or responsibility on behalf of the Company or to bind the Company in any manner without the express authorization of the Company. The Contractor will not represent the contrary, either expressly or implicitly, to anyone. The Contractor agrees that the Contractor is responsible for controlling the means by which the Consulting Services are completed. Such means are subject to the Contractor’s discretion, which discretion must be exercised consistent with the goal of providing the Consulting Services in a timely manner and in accordance with the terms of this Agreement.
20.Indemnification. The Contractor hereby agrees to indemnify and hold harmless the Company and its affiliates, and their officers, agents and employees, from and against any and all liability, loss, damage, cost and expense (including legal fees and costs) on account of any claim, suit or action made or brought against the Company, or their officers, agents or employees, arising from the Contractor’s gross negligence or willful misconduct (each as determined by a court) relating to the Consulting Services performed or materials provided by the Contractor hereunder.
21.No Assignments by Contractor. Neither party may assign or transfer any rights under this Agreement without the other party’s prior written consent, and any attempt of assignment or transfer without such consent shall be void.
22.Provisions Surviving Termination of Contract. Certain obligations described in this Agreement shall survive the termination of this Agreement and shall remain operative in perpetuity, including without limitation those obligations in paragraphs 13, 14, and 15.
23.Texas Law Governs. This Agreement shall be deemed to have been executed and delivered within the State of Texas, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the state of Texas without regard to principles of conflict of laws.
24.Venue. The Parties agree that any claim or controversy that arises out of or relates to this Agreement, or the breach of it by any party, will be settled by a court or other applicable governing body of competent jurisdiction. Each party expressly waives all rights to trial by jury in any action, suit, or proceeding brought to resolve any disputes between or among any of the parties, whether arising in contract, tort, or otherwise, arising out of, connected with, related or incidental to this Agreement, or the parties’ breach or performance under this Agreement.
25.Prevailing Party Attorneys’ Fees. If the parties are required to arbitrate or litigate any dispute arising under this Agreement, the prevailing party may recover his/its attorneys’ fees as may be awarded.
26.Complete Agreement; Waiver. This Agreement (including all exhibits) signed by the parties as of the date hereof is the complete agreement between the parties hereto with respect to the performance of Consulting Services by the Contractor during the Term. This Agreement cannot be amended or modified except in a writing signed by the parties. The failure of the Company to insist upon performance of any provision of this Agreement shall not be construed as a waiver of the right to insist on strict performance of the same provision in the future.
27. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and, to this end, the provisions of this Agreement are declared to be severable.

28.Waiver of Breach. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
29.Notice. Any notice required to be given pursuant to this Agreement shall be deemed to have been sufficiently given either when served personally or when sent by overnight courier or certified mail addressed to any party, with such notice being effective on the day it is sent. Notices to the Company and/or PJC shall be addressed to Ann McCague and Christine Esckilsen, Piper Jaffray & Co., Mail Stop J09N02, 800 Nicollet Mall, Suite 1000, Minneapolis, MN 55402 (or another address designated by proper notice under this Agreement). Notices to the Contractor shall be addressed to the Contractor at his last known home address or may otherwise be provided by hand delivery to the Contractor personally.
30.Compliance with Law. The Contractor shall comply with any and all applicable laws and regulations including but not limited to health, safety and security rules and regulations which are now in effect or which may become applicable to the Consulting Services provided hereunder.
31.Mutual Drafters. Each party has cooperated in the drafting and preparation of this Agreement. Hence, this Agreement shall not be construed against any party on the basis that the party prepared the same.
32.Advice of Counsel. In entering this Agreement, the Contractor and the Company represent that they have had the opportunity to engage attorneys of their own choice to advise and explain the terms of this Agreement, and that those terms are fully understood and voluntarily accepted by both parties.
33.Headings Not Controlling. Headings of the provisions of this Agreement are included herein for ease of reference only and shall have no effect in the interpretation or construction hereof.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PIPER JAFFRAY & CO.

BY: /s/ Christine N. Esckilsen
Christine N. Esckilsen
Managing Director

MICHAEL E. FRAZIER

/s/ Michael E. Frazier

[Signature Page to Consulting Agreement of Services of Independent Contractor]